Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

DATED AS OF NOVEMBER 10, 2014

AMONG

WALGREEN CO.,

WALGREENS BOOTS ALLIANCE, INC.,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

HSBC BANK PLC,

DEUTSCHE BANK LUXEMBOURG S.A.,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers and Joint Book Managers

HSBC BANK PLC,

as Syndication Agent

and

DEUTSCHE BANK LUXEMBOURG S.A.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agents

ARTICLE 10
THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority	67
Section 10.02. Rights as a Lender	68
Section 10.03. Reliance by Administrative Agent	68
Section 10.04. Exculpatory Provisions	68
Section 10.05. Delegation of Duties	69
Section 10.06. Resignation of Administrative Agent	70
Section 10.07. Non-Reliance on Administrative Agent and Other Lenders	71
Section 10.08. No Other Duties, Etc.	71

ARTICLE 11
SETOFF

Section 11.01. Setoff	71

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns	71
Section 12.02. Dissemination of Information	77
Section 12.03. Tax Treatment	77

ARTICLE 13
NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication	78

ARTICLE 14
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01. Counterparts; Effectiveness	80
Section 14.02. Electronic Execution of Assignments	81

ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01. Choice of Law	81
Section 15.02. Consent to Jurisdiction	81
Section 15.03. Waiver of Jury Trial	82
Section 15.04. U.S. Patriot Act Notice	82
Section 15.05. No Advisory or Fiduciary Responsibility	83
Section 15.06. Judgment Currency	83

ARTICLE 16
RESERVED

ARTICLE 17
WALGREENS GUARANTY

Section 17.01. Walgreens Guaranty	84
Section 17.02. Guaranty Absolute	85
Section 17.03. Waivers	85
Section 17.04. Termination	86
Section 17.05. Continuing Guaranty	86

EXHIBITS

Exhibit A	–	[Reserved]
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Assignment and Assumption
Exhibit D	–	[Reserved]
Exhibit E Exhibit F Exhibit G	– – –	Form of Promissory Note Form of Borrowing Notice Form of Continuation Notice
Exhibit H		Form of Officer’s Certificate

SCHEDULES

Pricing Schedule
Commitment Schedule

Schedule 13.01	–	Certain Addresses for Notices

v

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement, dated as of November 10, 2014, is among WALGREEN CO., an Illinois corporation (“Walgreens”), WALGREENS BOOTS ALLIANCE, INC., a Delaware corporation (“Walgreens Boots Alliance”), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 12.01) and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders agree to make loans to the Borrower on the Funding Date to finance, in part, the Alliance Boots Acquisition, to refinance or repay certain Indebtedness of Walgreens, Alliance Boots and their respective Subsidiaries and to pay fees and expenses related to the Transactions. The Lenders are willing to make such loans to the Borrower on the terms and subject to the conditions set forth in this Agreement.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. As used in this Agreement:

“AB Group” means, collectively, Alliance Boots, its Subsidiaries and the UK Holdings Group Members.

“Accounting Changes” is defined in Section 9.07.

“Acquired Business” means Alliance Boots, together with its Subsidiaries.

“Acquisition Agreement” means that certain Purchase and Option Agreement dated as of June 18, 2012, as amended on August 5, 2014, by and among Alliance Boots, Seller, and Walgreens.

“Acquisition Representations” means the representations made by the Seller with respect to Alliance Boots and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that Walgreens has the right not to consummate the Alliance Boots Acquisition, or to terminate its obligations (or otherwise does not have an obligation to close), under the Acquisition Agreement, as a result of a failure of any such representation in the Acquisition Agreement to be true and correct).

“Administrative Agency Fee Letter” means that certain Administrative Agency Fee Letter, dated October 10, 2014, among Bank of America and Walgreens.

“Administrative Agent” means Bank of America in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents, as appropriate, and “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Agent Parties” is defined in Section 13.01(c).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Effective Date is One Billion Four Hundred Fifty Million and 00/100 Sterling (£1,450,000,000).

“Agreement” means this Term Loan Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of Walgreens referred to in Section 5.04; provided, however, that except as provided in Section 9.07, with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of Walgreens referred to in Section 5.04 hereof.

“Agreement Currency” is defined in Section 15.06.

“Alliance Boots” means Alliance Boots GmbH.

“Alliance Boots Acquisition” means the direct or indirect acquisition of the issued and outstanding capital stock in Alliance Boots that Walgreens does not, directly or indirectly, own as of the Effective Date, pursuant to the Acquisition Agreement.

“Alliance Boots Acquisition Closing Date” means the date on which the Alliance Boots Acquisition is consummated.

“Alliance Boots Material Adverse Effect” means any Effect that, taken individually or when taken together with all other applicable Effects, has been, is or would reasonably be expected to be materially adverse to (a) the business, assets, Liabilities, financial condition or results of operations of Alliance Boots and the other members of the AB Group, taken as a whole, or (b) the ability of the Alliance Boots or the Seller to complete the Transactions or perform their respective obligations under the Transaction Documents; provided, however, that, with respect to clause (a) only, an “Alliance Boots Material Adverse Effect” shall be deemed not to include Effects to the extent resulting from (i) changes after June 18, 2012 in IFRS, (ii) changes after June 18, 2012 in Applicable Laws applicable to companies in any industry in which the AB Group operates, (iii) changes after June 18, 2012 in global, national or regional political conditions or general economic or market conditions generally affecting companies in any industry in which the AB Group operates, (iv) the failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (v) the public disclosure of the Acquisition Agreement or the transactions contemplated thereby or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except, with respect to clauses (ii), (iii) and (vi), to the extent that such Effects disproportionately adversely affect Alliance Boots and the other members of the AB Group, taken as a whole, as compared to other companies in any industry in which the AB Group operates.

“Applicable Laws” means, with respect to any Person (as defined in the Acquisition Agreement), any federal, national, state, local, cantonal, municipal, international or multinational statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, Order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

“Applicable Margin” means the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC, Deutsche Bank Luxembourg S.A., Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, and their respective successors, in their capacity as Joint Lead Arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, Senior or Executive Vice President or Treasurer of the Borrower, acting singly.

“Bank of America” means Bank of America, N.A., a national banking association having its principal office in Charlotte, North Carolina, in its individual capacity, and its successors.

“Borrower” means (i) Walgreens or (ii) to the extent the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date, Walgreens Boots Alliance, as applicable.

“Borrower Materials” is defined in Section 6.01.

“Borrowing Notice” is defined in Section 2.08.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina, Chicago, Illinois and New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system and that is also a London Banking Day.

“Buyer SEC Report” means Walgreens’ 2014 Annual Report on Form 10-K.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act of 1933 or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act of 1933, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” shall not, for the avoidance of doubt, be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be so underwritten or resold), or any Indebtedness under the New Credit Agreements, Commercial Bank Indebtedness, capitalized lease obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Co-Documentation Agents” means, collectively, Deutsche Bank Luxembourg S.A., Goldman Sachs Bank USA, J. P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., and Wells Fargo Securities, LLC, each in its capacity as the documentation agent for the Lenders, and not in its individual capacity as a Lender.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commercial Bank Indebtedness” means Indebtedness for Borrowed Money (including undrawn commitments in respect thereof) owed to commercial banks under financing arrangements comparable to the New Credit Agreements (including such arrangements on a bilateral basis, but excluding Indebtedness for Borrowed Money under the New Credit Agreements).

“Commitment” means, for each Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed the amount set forth on the Commitment Schedule (which schedule shall set forth each Lender’s Commitment as of the Effective Date) or in an Assignment and Assumption executed pursuant to Section 12.01, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.01 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Period” means the period commencing on the Effective Date and ending on the earliest of (i) the date immediately following the Alliance Boots Acquisition Closing Date, (ii) the date immediately following the Second Step End Date (as defined in the Acquisition Agreement as in effect on the date hereof) and (iii) the date of termination in full of the Commitments.

“Commitment Schedule” means the Schedule attached hereto and identified as such, identifying each Lender’s Commitment as of the Effective Date.

“Consolidated Assets” means, at any date of determination, the total amount, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, of all assets of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles (giving pro forma effect to any acquisition or disposition of Property of the

Borrower or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Consolidated Debt” means at any time the consolidated Indebtedness for Borrowed Money of the Borrower and its subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuation Notice” is defined in Section 2.09.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article 7.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in a manner satisfactory to the Administrative Agent or the Borrower, as applicable, that it will comply with its funding obligations, which request was made because of a reasonable concern by the Administrative Agent or the Borrower that such Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless such ownership or equity results in or provides such Lender with immunity from the jurisdiction of courts within the United States or any other nation or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such currency.

“Effect” means any change, effect, event, development, circumstance or occurrence.

“Effective Date” means the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, cost of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) the rules or regulations promulgated thereunder.

“Eurocurrency Base Rate” means for any Interest Period with respect to a Loan, the rate per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) as published on the applicable Bloomberg screen page (or such other comparable commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Sterling deposits (for delivery on the first day of such Interest Period) in the London interbank market with a term equivalent to such Interest Period; and

“Eurocurrency Rate” means, with respect to a Loan for the relevant Interest Period, the quotient of (i) the Eurocurrency Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Exchange Rate” for a currency means the rate determined by the Administrative Agent for the purchase of such currency with another currency, as published on the applicable Bloomberg screen page at or about 11:00 a.m. (London, England time) on the date two Business Days prior to the date as of which the foreign exchange computation is made. In the event that such rate does not appear on the applicable Bloomberg screen page, the “Exchange Rate” with respect to the purchase of such currency with another currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such “Exchange Rate” shall instead be the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office in respect of such currency at approximately 11:00 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits or similar Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Installation is located, or (ii) where the recipient otherwise has a present or former connection (other than by reason of the activities and transactions specifically contemplated by this Agreement, including selling or assigning an interest in any Loan or Loan Document or enforcing provisions of any Loan Document), (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.05(e)(ii), (c) in the case of a Foreign Lender, any U.S. withholding Tax that is required to be imposed on amounts payable to such Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19) pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Installation), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.05(a)(i) or (ii), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 3.05(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Alliance Boots Debt” means Indebtedness for Borrowed Money outstanding under (i) the Senior Facilities Agreement, dated 5 July 2007 (as amended and restated by amendment and restatement agreements dated 10 September 2007, 30 May 2008, 18 December 2012 and 11 June 2014 and as amended by an amendment letter dated 16 October 2007 and as further amended or otherwise modified from time to time), among Alliance Boots Limited, Deutsche Bank AG, London Branch, as facility agent and the other obligors, agents and lenders party thereto, and (ii) the Subordinated Facility Agreement, dated 5 July 2007 (as amended and restated by amendment and restatement agreements dated 3 September 2007 and 18 December 2012 and as amended by an amendment letter dated 16 October 2007 and as further amended or otherwise modified from time to time), among Alliance Boots Limited, Deutsche Bank AG, London Branch, as facility agent and the other obligors, agents and lenders party thereto, and, in each case, refinancings, renewals or replacement thereof with the proceeds of Indebtedness for Borrowed Money issued or guaranteed by Alliance Boots and its Subsidiaries.

“Existing Alliance Boots Debt Repayment” means the payment or other satisfaction in full of all amounts due or outstanding in respect of the Existing Alliance

Boots Debt, the termination of all commitments (if any) in respect thereof and the discharge and release of all guarantees (if any) thereof and security (if any) therefor.

“Existing Notes” means the (i) 1.000% Notes due 2015, (ii) 1.800% Notes due 2017, (iii) 5.250% Notes due 2019, (iv) 3.100% Notes due 2022 and (v) 4.400% Notes due 2042, in each case, issued by Walgreens and outstanding on October 17, 2014.

“Facilities Fee Letter” means that certain Facilities Fee Letter, dated October 10, 2014, among the Arrangers, the Initial Lenders and Walgreens.

“FATCA” means sections 1471-1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Fee Letters” means the Facilities Fee Letter and the Administrative Agency Fee Letter.

“Foreign Lender” means any Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any defined benefit plan as described in Section 3(35) of ERISA for which the Borrower, any Subsidiary or any member of the Controlled Group is a sponsor or administrator or to which the Borrower, any Subsidiary or any member of the Controlled Group has any liability, and which (a) is maintained or contributed to for the benefit of employees of the Borrower, any of its respective Subsidiaries or any member of its Controlled Group, (b) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (c) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the first date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 8.02).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdco Reorganization” means the reorganization of Walgreens into a holding company structure pursuant to the merger of a newly formed, wholly owned subsidiary of Walgreens Boots Alliance with and into Walgreens, resulting in Walgreens, as the surviving company in such merger, becoming a wholly owned subsidiary of Walgreens Boots Alliance and Walgreens’ common shareholders becoming shareholders of Walgreens Boots Alliance.

“HSBC” means HSBC Bank plc.

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board, including (a) the International Financial Reporting Standards issued by the International Accounting Standards Board, (b) the International Accounting Standards originally issued by the International Accounting Standards Committee, in the form adopted by the International Accounting Standards Board, (c) the final interpretations issued by the International Financial Reporting Interpretations Committee and (d) the final interpretations issued by the Standing Interpretations Committee, consistently applied, as in effect at the date of such financial statements or information to which it refers.

“Indebtedness” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person, (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) for its Contingent Obligations, (vi) for its Net Mark-to-Market Exposure under Rate Management Transactions, (vii) for its Capitalized Lease Obligations, (viii) for its Rate Management Obligations, (ix) for its Receivables Transaction Attributed Indebtedness and (x) with respect to Disqualified Stock, (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person and (c) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indebtedness for Borrowed Money” of a Person means, without duplication, (a) indebtedness for borrowed money (whether or not evidenced by bonds, debentures, notes or similar instruments) or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) Capitalized Lease Obligations and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Indemnitee” is defined in Section 9.06(b).

“Information” is defined in Section 9.10.

“Initial Lenders” means Bank of America, HSBC, Deutsche Bank Luxembourg S.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A. and Wells Fargo Bank, N.A.

“Intangible Assets” means, at any date of determination, the value, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, prepared in accordance with Agreement Accounting Principles and giving pro forma effect to any acquisition or disposition of Property of the Borrower or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles.

“Interest Period” means, with respect to a Loan, a period of one week, one, two, three or six months or such other period agreed to by the Lenders and the Borrower, commencing on the Funding Date or on the date on which a Loan is continued. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter (or, in the case of an Interest Period of one week, shall end on but exclude the day that is one week thereafter), provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Judgment Currency” is defined in Section 15.06.

“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and HSBC.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the administrative information sheets provided to the Administrative Agent in connection herewith, or otherwise selected by such Lender or Agent pursuant to Section 2.17.

“Liabilities” means any debt, obligation, commitment, liability, or Indebtedness (as defined in the Acquisition Agreement) of any kind, character or description, whether absolute, contingent, accrued, liquidated, unliquidated, known, unknown, matured or unmatured.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Section 2.01 (and any continuation thereof pursuant to Section 2.09). All Loans shall be denominated in Sterling.

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13 (if requested), as the same may be amended, restated or otherwise modified and in effect from time to time.

“London Banking Day” means any day on which dealings in Sterling deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Subsidiary” means Walgreens (to the extent the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date) and any Subsidiary of the Borrower (a) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the Effective Date or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (b) which has at any time total assets (after intercompany eliminations) exceeding $7,000,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole or (b) the rights of or remedies available to the Lenders or the Administrative Agent against the Borrower under the Loan Documents, taken as a whole.

“Maturity Date” means the fifth anniversary of the Funding Date, provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA and is maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower, any Subsidiary or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“New Credit Agreements” means this Agreement and the Revolving Credit Agreement.

“Note” is defined in Section 2.13(d).

“Obligations” means all Loans, debts, liabilities, obligations, covenants and duties owing by the Borrower to any of the Agents, any Lender, any Arranger, any affiliate of the Agents or any Lender, any Arranger, or any indemnitee under the provisions of Section 9.06 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Authority.

“Other Taxes” means all present or future stamp, documentary, intangible, recording or filing taxes or any similar taxes, charges or levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any Subsidiary or any member of the Controlled Group may have liability.

“Platform” is defined in Section 6.01.

“Prefunding Backstop Requirement” is defined in Section 12.01(b)(iii)(A).

“Pricing Schedule” means the Schedule identifying the Applicable Margin attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a portion equal to a fraction the numerator of which is such Lender’s outstanding Loans at such time and the denominator of which is the sum of the aggregate outstanding Loans at such time.

“Public Lender” is defined in Section 6.01.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transactions were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the aggregate outstanding Loans; provided that the Commitment of, and the portion of the aggregate outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requisite Amount” means $200,000,000.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Revolving Credit Agreement”, the Revolving Credit Agreement, dated as of the date hereof, among Walgreens, Walgreens Boots Alliance, Bank of America, as administrative agent, and the lenders from time to time party thereto (as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.

“Sanctions” means sanctions administered by OFAC (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Section 5.15 Restricted Lender” is defined in Section 5.15.

“Section 6.14 Restricted Lender” is defined in Section 6.14.

“Seller” means AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476.

“Specified Default” means any Default or Unmatured Default under Section 7.02, 7.03 (but solely with respect to a breach of Section 6.10, Section 6.11 or Section 6.12), Section 7.04 (but solely with respect to an acceleration of Indebtedness for Borrowed Money of the Borrower aggregating to at least the Requisite Amount), Section 7.05 or Section 7.06.

“Specified Representations” means the representations and warranties (in each case, as applicable to the Borrower only) in Sections 5.01(a), Section 5.02, Section 5.03(a)(ii), Section 5.03(a)(iii) (provided that sub-clause (a)(iii) thereof shall apply only with respect to no conflict or default under any debt instrument representing Indebtedness for Borrowed Money with an outstanding principal amount in excess of the Required Amount), Section 5.09, Section 5.14 and Section 5.15.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, on any date of determination, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than fifteen percent (15%) of the Consolidated Assets of the Borrower and its Subsidiaries on such date.

“Syndication Agent” means HSBC in its capacity as the syndication agent for the Lenders, and not in its individual capacity as a Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ticking Fees” is defined in Section 2.05.

“Ticking Fee End Date” is defined in Section 2.05.

“Total Capitalization” means Consolidated Debt plus Consolidated Net Worth.

“Total Tangible Assets” means, at any date of determination, Consolidated Assets less Intangible Assets.

“Transaction Documents” means the Acquisition Agreement and each of the other “Transaction Documents” as defined therein.

“Transactions” means the First Step Acquisition and the Second Step Acquisition, in each case, as such terms are defined in the Acquisition Agreement.

“Transferee” is defined in Section 12.02.

“UK Holdings Group Members” means AB Acquisitions UK Holdco 3 Limited, Alliance Healthcare Italy and Russian Holdco (each as defined in the Acquisition Agreement) and, in each case, their respective Subsidiaries (as defined in the Acquisition Agreement).

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Walgreens” is defined in the preamble.

“Walgreens Boots Alliance” is defined in the preamble.

“Walgreens Guarantee” is defined in Section 17.01.

“WBA Obligations” is defined in Section 17.01.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

Section 1.02. References. Any references to the Borrower’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

Section 1.03. Exchange Rates; Basket Calculations.

(a) Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent based on the Exchange Rate in respect of the date of such determination.

(b) For purposes of determining compliance with Sections 6.12, no Unmatured Default or Default shall be deemed to have occurred solely as a result of changes in Exchange Rates occurring after the time any Lien is created or incurred.

(c) For purposes of determining compliance with Section 6.13, the amount of Indebtedness for Borrowed Money denominated in any currency other than Dollars will be converted into Dollars based on the relevant Exchange Rate(s) in effect as of the last day of the fiscal quarter of the Borrower for which the ratio of Consolidated Debt to Total Capitalization is calculated.

(d) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

ARTICLE 2

THE CREDITS

Section 2.01. Description of Facility; Commitment. (a) Each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower on the Funding Date (which shall be no later than the last day of the Commitment Period) in an amount not to exceed its Pro Rata Share of the Aggregate Commitment in a single drawing; provided that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Funding Date, the undrawn portion thereof shall automatically be cancelled thereon. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action upon the earlier of (x) the Funding Date after giving effect to the funding of such Lender’s Loans on such date and (y) the expiration of the Commitment Period.

Section 2.02. Reserved.

Section 2.03. Reserved.

Section 2.04. Reserved.

Section 2.05. Fees; Reductions in Aggregate Commitment. (a) Ticking Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee in Sterling (the “Ticking Fees”) in an amount equal to 25% of the Applicable Margin for Loans (assuming, for purposes of calculating the Ticking Fees, that Rating Category 3 (as defined on the Pricing Schedule attached hereto) applies) multiplied by the Commitments of such Lender then outstanding, accruing from and including the date that is 60 days after the Effective Date, to but excluding the earlier of (i) the termination of the Commitments with respect to this Agreement and (ii) the Funding Date (such earlier date, the “Ticking Fee End Date”). The Ticking Fees shall be payable in arrears on each Payment Date during the Commitment Period and on the Ticking Fee End Date.

(b) Fee Letters. Walgreens shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(c) Reductions in Aggregate Commitment. The Borrower shall have the right, upon same day written notice to the Administrative Agent delivered prior to 11:00 a.m. (New York time) on any Business Day, to terminate in whole or reduce ratably in part the unused portions of the Commitments of the Lenders. Each partial reduction of the Commitments shall be in the aggregate amount of £10,000,000 or an integral multiple of £1,000,000 in excess thereof and, once terminated, a Commitment may not be reinstated. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under this Section 2.05(c). All fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.06. Reserved.

Section 2.07. Prepayments and Repayments.

(a) Optional Prepayments. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 but without penalty or premium, all of its outstanding Loans, or, in a minimum aggregate amount of £10,000,000 or any integral multiple of £1,000,000 in excess thereof, any portion of its outstanding Loans upon prior notice to the Administrative Agent at or before 1:00 p.m. (New York time) at least four (4) Business Days’ prior to the date of such payment (or, subject to the payment of any funding indemnification amounts required by Section 3.04, such other prior notice as the Administrative Agent may agree to). Subject to Section 2.22, each such prepayment shall be applied to the Loans of the Lenders to the Borrower in accordance with their respective Pro Rata Share thereof.

(b) Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the account of the Lenders, Loans (i) in a principal amount equal to 1.250% of the aggregate principal amount of the Loans made on the Funding Date on each of the dates that are three, six, nine and twelve months after the second anniversary of the Funding Date (or if such date is not a Business Day, the next succeeding Business Day), (ii) in a principal amount equal to 1.875% of the aggregate principal amount of the Loans made on the Funding Date on each of the dates that are three, six, nine and twelve months after the third anniversary of the Funding Date (or if such date is not a Business Day, the next succeeding Business Day) and (iii) in a principal amount equal to 2.500% of the aggregate principal amount of the Loans made on the Funding Date on each of the dates that are three, six and nine months after the fourth anniversary of the Funding Date (or if such date is not a Business Day, the next succeeding Business Day) (which amounts, in each case, shall be reduced as a result of the application of optional prepayments made pursuant to Section 2.07(a) in the manner specified by the Borrower in the applicable notice of prepayment (and shall not be required to be applied pro rata to all payments under clauses (i), (ii) and (iii) above); provided that if the Borrower fails to make any such specification, any optional prepayments made pursuant to Section 2.07(a) shall be applied pro rata to all payments under clauses (i), (ii) and (iii) above. The remaining unpaid principal amount of the Loans, together with all other amounts owed with respect to the Obligations hereunder, will be payable on the Maturity Date.

Section 2.08. Method of Selecting Interest Periods for New Loans. The Borrower shall select the Interest Period applicable to each Loan from time to time. The Borrower shall give the Administrative Agent notice (which notice shall be conditioned on the satisfaction or waiver (in accordance with Section 8.02) of the conditions set forth in Section 4.02) substantially in the form of Exhibit F (a “Borrowing Notice”) not later than 9:30 a.m. (New York time) four (4) Business Days’ before the date of the proposed borrowing. A Borrowing Notice shall specify:

(a) the date of the proposed borrowing, which shall be a Business Day, of such Loan,

(b) the aggregate amount of such Loan,

(c) the Interest Period applicable thereto, and

(d) the location and number of the Borrower’s account to which proceeds of the Loan are to be disbursed.

Section 2.09. Continuation of Outstanding Loans. Each Loan shall continue until the end of the then applicable Interest Period therefor, at which time such Loan shall be automatically continued with an Interest Period of one month, unless (x) such Loan is or was repaid in accordance with Section 2.07 or (y) the Borrower shall have given the Administrative Agent a Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Loan continue as a Loan for the same or another Interest Period. Notwithstanding anything to the contrary contained in this Section 2.09, (except with the consent of the Required Lenders) when any Default has occurred and is continuing each Loan shall be continued as a Loan with an Interest Period not longer than one month. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit G (a “Continuation Notice”) of each continuation of a Loan not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested continuation, specifying:

(a) the requested date, which shall be a Business Day, of such continuation,

(b) the aggregate amount of the Loan which is to be continued, and

(c) the duration of the Interest Period applicable thereto.

Section 2.10. Interest Rates. Each Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate for the applicable period plus the Applicable Margin. No Interest Period may end after the Maturity Date.

Section 2.11. Rates Applicable After Default. During the continuance of a Default (including the Borrower’s failure to pay any Loan to it at maturity) the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that interest on the Loans, all fees or any other Obligations of the Borrower hereunder shall be payable at a rate (after as well as before the commencement of any proceeding under any Debtor Relief Laws) equal to 2% per annum in excess of the rate otherwise payable thereon (or, if no rate is otherwise payable thereon, shall bear interest at a rate equal to the Eurocurrency Base Rate (assuming a one-month Interest Period) plus the Applicable Margin plus 2% per annum) commencing on the date of such Default and continuing until such Default is cured or waived, provided that, during the continuance of a Default under Section 7.02, 7.05 or 7.06, such rate shall be applicable to all Loans, fees and other Obligations of the Borrower hereunder commencing on the date of such Default and continuing until such Default is cured or waived without any election or action on the part of the Administrative Agent or any Lender.

Section 2.12. Method of Payment. Except as otherwise specified herein, all payments by the Borrower of principal, interest and its other Obligations shall be made in Sterling. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 2:00 p.m. (London time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative

Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank of America or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

Section 2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (A) the date and the amount of each Loan made hereunder and the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (C) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 12.01, (D) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (E) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with their terms.

(d) Any Lender may request that the Loans made or to be made by it be evidenced by a promissory note in substantially the form of Exhibit E (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender (or its registered assigns). Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.01, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.14. Telephonic Notices. The Borrower for itself hereby authorizes the Lenders and the Administrative Agent to extend or continue Loans and transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Continuation Notices to be given telephonically. The Borrower for itself agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

Section 2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Loan is prepaid, whether by acceleration or otherwise, and on the Maturity Date. Interest accrued on each Loan having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. With respect to interest on all Loans, Ticking Fees and other fees hereunder, such interest or fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (London time) at the place of payment. If any payment of principal of or interest on a Loan, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

Section 2.16. Notification of Loans, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Continuation Notice and prepayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Loan promptly upon determination of such interest rate. Not later than 1:00 p.m. (London time) on the Funding Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent’s Office for the applicable currency. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

Section 2.17. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.18. Payments Generally; Administrative Agent’s Clawback. (a) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.16 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans (assuming a one-month Interest Period). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.06(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.06(c).

Section 2.19. Replacement of Lender. If any Lender requests compensation under Section 3.01 or 3.02, or if any Lender gives notice to the Borrower pursuant to Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender is a Defaulting Lender, or if a Lender fails to consent to an amendment or waiver approved by the Required Lenders as to any matter for which such Lender’s consent is needed, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.01), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.01(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any such assignment resulting from a failure to consent to an amendment or waiver approved by the Required Lenders, such assignee shall have consented to the relevant amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower for itself and solely with respect to its Obligations consents to the foregoing and agrees, to the extent it may effectively do so under applicable law,

that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.21. Reserved.

Section 2.22. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.02 and the definition of Required Lender.

(ii) [Reserved]

(iii) Certain Fees. The Defaulting Lender shall not be entitled to receive any Ticking Fees pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.01. Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(a) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(b) subjects any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes covered by Section 3.05 and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) imposes on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Loans (or in the case of a Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

Section 3.02. Changes in Capital Adequacy Regulations; Certificates for Reimbursement; Delay in Requests. (a) Changes in Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.01 or subsection (a) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section or Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section or Section 3.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.02(d) after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). If a Lender fails to give notice 30 days prior to the relevant Payment Date, such additional costs shall be due and payable 30 days from receipt of such notice. For the avoidance of doubt, any amounts paid under this Section 3.02(d) shall be without duplication of eurocurrency adjustments in the definition of “Eurocurrency Rate”.

Section 3.03. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund

Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Sterling in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, such Loans shall be made or maintained, as applicable, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

Section 3.04. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan or other than upon at least three (3) Business Days’ prior notice to the Administrative Agent (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any foreign exchange losses and loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market and for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

Section 3.05. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent, as applicable, to be required based upon the information and documentation it, or the applicable taxing authority, has received pursuant to subsection (e) below (for the avoidance of doubt, in the case of any such information and documentation received by an applicable taxing authority, solely to the extent such Loan Party or the Administrative Agent has been provided with a copy of such information and documentation or otherwise has actual knowledge of such information and documentation and, in each case, is entitled to rely thereon), (B) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also indemnify the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii)(x)(1) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify (x) the Borrower and the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of (1) the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e) or (2) the failure of such Lender to comply with the provisions of Section 12.01(d) relating to the maintenance of a Participant Register and (y) the Administrative Agent against any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) or Excluded Taxes attributable to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.05, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower, the Administrative Agent or the applicable taxing authority, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information (A) to secure any applicable exemption from, or reduction in the rate of, deduction or withholding imposed by any jurisdiction in respect of any payments to be made by the Borrower to such Lender and (B) as will permit the Borrower or the Administrative Agent, as the case may be, to determine (1) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (2) if applicable, the required rate of withholding or deduction, and (3) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes),

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN or W-BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender (or such other Person) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) each Lender shall deliver to the Administrative Agent and the Borrower such documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA. Solely for purposes of this sub-clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender and as may be reasonably necessary (including the re-designation of its Lending Installation) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower, respectively, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower, respectively, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Borrower) or other charges imposed by the relevant Governmental Authority), to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 3.06. Mitigation Obligations. If any Lender requests compensation under Section 3.01 or Section 3.02, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender gives a notice pursuant to Section 3.03, then such Lender shall use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.07. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Loan or a continuation thereof that (a)(i) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Loan, or (b) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter (until the Administrative Agent (upon instruction of the Required Lenders) revokes such notice), the Borrower will, on the last day of the then existing Interest Period therefor, either prepay such Loans or consent to the maintenance of such Loans at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Effective Date. This Agreement shall become effective upon the satisfaction or waiver (in accordance with Section 8.02) the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received each of the following:

(i) copies of the articles of incorporation of each of Walgreens and Walgreens Boots Alliance, together with all amendments thereto, and a certificate of good standing for each of Walgreens and Walgreens Boots Alliance, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ii) copies, certified by the Secretary or Assistant Secretary of Walgreens and Walgreens Boots Alliance, as applicable, of each of Walgreens’ and Walgreens Boots Alliance’s by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party and a certification that there have been no changes to its articles of incorporation provided pursuant to Section 4.01(b)(i); and

(iii) an incumbency certificate, executed by the Secretary or Assistant Secretary of each of Walgreens and Walgreens Boots Alliance, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or employees of each of Walgreens and Walgreens Boots Alliance authorized to sign the Loan Documents to which Walgreens or Walgreens Boots Alliance, as applicable, is a party and to request Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by Walgreens or Walgreens Boots Alliance, as applicable.

(c) The Borrower shall have paid all reasonable out-of-pocket expenses of the Administrative Agent, the Arrangers and the Lenders, for which invoices have been presented to the Borrower at least three Business Days prior to the Effective Date (including without limitation legal expenses), on or prior to the Effective Date.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Funding Date. Each Lender’s obligations to make any Loan hereunder shall become effective upon the satisfaction or waiver (in accordance with Section 8.02) of the following conditions on or after the Effective Date:

(a) The Effective Date shall have occurred.

(b) The Alliance Boots Acquisition shall have been (or, substantially contemporaneously with the borrowing of the Loans, shall be) consummated pursuant to the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers by Walgreens thereto that in each case are materially adverse to the Lenders and the Arrangers, unless each Arranger shall have provided its written consent thereto (such consent not to be unreasonably withheld, conditioned or delayed).

(c) No Effect shall have occurred or be continuing that has had or would reasonably be expected to have, individually or in the aggregate, an Alliance Boots Material Adverse Effect.

(d) The Borrower shall have paid all fees and reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) of the Administrative Agent, the Arrangers and the Lenders that are due and payable on the Funding Date for which, in the case of expenses only, invoices have been presented to Walgreens at least three Business Days prior to the Funding Date, on or prior to the Funding Date (to the extent due).

(e) The Lenders shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Funding Date) of each of (i) internal counsel for the Borrower (covering customary corporate opinions) and (ii) Wachtell, Lipton, Rosen & Katz or other counsel to the Borrower reasonably acceptable to the Arrangers (covering customary legal matters for an unsecured bank loan financing, including a customary opinion as to no-conflicts with (x) the indenture, dated as of November 2014, between Walgreens

Boots Alliance, as issuer, and Wells Fargo Bank, National Association, as trustee, (y) the indenture, dated as of July 17, 2008, between Walgreens, as issuer, and Wells Fargo Bank, National Association, as trustee and (z) the Revolving Credit Agreement), in each case in form and substance to be mutually agreed upon by the Arrangers and the Borrower prior to the Effective Date.

(f) The Administrative Agent shall have received at least 3 Business Days prior to the Funding Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act, as reasonably requested by any Arranger or a Lender in writing at least 10 days prior to the Funding Date.

(g) At the time of and upon giving effect to the borrowing of the Loans on the Funding Date (i)(A) the Acquisition Representations and (B) the Specified Representations shall be true and correct in all material respects (except to the extent already qualified by materiality or Material Adverse Effect) (it being understood that (without limiting the requirement to satisfy each of the conditions set forth in this Section 4.02) the only representations and warranties the making or accuracy of which shall be a condition to the availability of the Loans on the Funding Date will be the Acquisition Representations and the Specified Representations) and (ii) there shall not exist any Specified Default.

(h) The Administrative Agent shall have received (i) a certificate in substantially the form of Exhibit H, dated as of the Funding Date, from an Authorized Officer or the Secretary or Assistant Secretary of the Borrower that each of the conditions set forth in clauses (b), (c) and (g) of this Section 4.02 have been satisfied and (ii) a Borrowing Notice in accordance with Section 2.08.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

Section 4.03. Actions During Commitment Period. During the Commitment Period and notwithstanding (i) any provision to the contrary in this Agreement or otherwise (other than Section 4.02) or (ii) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation made on the Effective Date was incorrect or any failure by the Borrower to comply with Article 6, except as set forth in Section 4.02, neither the Administrative Agent nor any Lender shall be entitled to:

(a) cancel any of its Commitments;

(b) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent, limit or delay the making of its Loan;

(c) refuse to participate in making its Loan; or

(d) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan;

Without limiting Section 4.02 above, failure by the Borrower to comply with Article 6 hereof prior to the funding of the Loans on the Funding Date will not constitute a breach of this Agreement and the Administrative Agent and the Lenders will have no rights or remedies with respect to such failure pursuant to Article 8 or otherwise; provided that after the funding of the Loans on the Funding Date, the Lenders will have all rights and remedies pursuant to this Agreement notwithstanding that they were not available during the Commitment Period as a result of this Section 4.03.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows to each Lender and the Agents as of the Effective Date and (solely with respect to the Specified Representations) the Funding Date:

Section 5.01. Existence and Standing. The Borrower (a) is a corporation, partnership, limited liability company or other entity duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03. No Conflict; Government Consent. (a) Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, (ii) the Borrower’s bylaws, articles or certificate of incorporation, partnership agreement, certificate of partnership, operating agreement or other management agreement, articles or certificate of organization or other similar formation, organizational or governing documents, instruments and agreements, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect.

(b) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Loan Documents, the payment and performance by the Borrower of its Obligations or the legality, validity, binding effect or enforceability of the Loan Documents.

Section 5.04. Financial Statements. The August 31, 2014 audited consolidated financial statements of Walgreens and its Subsidiaries heretofore delivered to the Arrangers and the Lenders, copies of which are included in Walgreens’ Annual Report on Form 10-K as filed with the SEC, (a) were prepared in accordance with generally accepted accounting principles in effect on the date of such statements, (b) fairly present in all material respects the consolidated financial condition and operations of Walgreens and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended and (c) show all material indebtedness and other liabilities, direct or contingent, of Walgreens and its Subsidiaries as of the date thereof that are required under Agreement Accounting Principles to be reflected thereon.

Section 5.05. Material Adverse Effect. Except (a) as disclosed in the Buyer SEC Report (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements) or (b) as set forth in the buyer disclosure schedule to the Acquisition Agreement in the form delivered to the Administrative Agent on June 18, 2012, as of the Effective Date, since August 31, 2014 there has been no material adverse effect on the financial condition, results of operations, business or Property of Walgreens and its Subsidiaries taken as a whole.

Section 5.06. Reserved.

Section 5.07. Litigation. As of the Effective Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Walgreens or any of its Subsidiaries which has not been disclosed in the Buyer SEC Report or Acquired Business’s 2013/2014 Annual Report, (a) that would reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

Section 5.08. Reserved.

Section 5.09. Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of the Loans, margin stock (as defined in Regulation U) constitutes not more than twenty-five (25%) of the value of those assets of the Borrower which are subject to any limitation on sale or pledge, or any other restriction hereunder.

Section 5.10. Reserved.

Section 5.11. Reserved.

Section 5.12. Reserved.

Section 5.13. Reserved.

Section 5.14. Investment Company Act. The Borrower is not an “investment company”, a company “controlled by” an “investment company” or a company required to register as an “investment company,” each as defined in the Investment Company Act of 1940, as amended.

Section 5.15. OFAC, FCPA. None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any directors or officers of the Borrower or any of its Subsidiaries, is the subject of Sanctions. None of the Borrower or its Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. No part of the proceeds of the Loans shall be used by the Borrower in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Any Lender may elect not to benefit from the representation set forth in this Section 5.15 by providing prior written notice of such election to the Administrative Agent and the Borrower (such Lender, a “Section 5.15 Restricted Lender”). This Section 5.15 shall only apply for the benefit of a Section 5.15 Restricted Lender to the extent that this Section 5.15 would not result in any violation of or liability under EU Regulation (EC) 2271/96 or §7 of the German Aussenwirtschaftsverordnung. In connection with any amendment, waiver, determination or direction relating to this Section 5.15, the Loans of any Section 5.15 Restricted Lender will be excluded for the purpose of determining whether any consent pursuant to Section 8.02 has been obtained.

ARTICLE 6

COVENANTS

From the Effective Date, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied:

Section 6.01. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent for the Administrative Agent’s distribution to the Lenders:

(a) As soon as available, but in any event on or prior to the earlier of (i) the 90th day after the close of each of its fiscal years and (ii) the day that is five (5) Business Days after the date the Borrower’s annual report on Form 10-K is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the fiscal year ending August 31, 2015), an unqualified audit report certified by independent certified public accountants of recognized standing, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows, accompanied by any management letter prepared by said accountants.

(b) As soon as available, but in any event on or prior to the earlier of (i) the 45th day after the close of the first three quarterly periods of each of its fiscal years and (ii) the day that is five (5) Business Days after the date the Borrower’s quarterly report on Form 10-Q is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the fiscal quarter ending on or about November 30, 2014), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income, shareholders’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, chief accounting officer or treasurer.

(c) Together with the financial statements required under Sections 6.01(a) and (b) and furnished after the Funding Date, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with the financial covenant set forth in Section 6.13 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.01 which the Borrower or any of its Subsidiaries files with the SEC.

(h) Reserved.

(i) Such other information with respect to the business, condition or operations, financial or otherwise, and Properties of the Borrower and its Subsidiaries as the Administrative Agent, including at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at http://investor.walgreens.com or such other website with respect to which the Borrower may from time to time notify the Administrative Agent and to which the Lenders have access; or (ii) on which such documents are posted on the Borrower’s behalf by the Administrative Agent on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed electronically through EDGAR and available on the Internet at www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting or filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.02. Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans to (i) finance, in part, the Alliance Boots Acquisition, (ii) refinance or repay certain Indebtedness of Walgreens, Alliance Boots and their respective Subsidiaries and (iii) pay fees and expenses related to the Transactions. The Borrower shall use the proceeds of the Loans in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and Regulation X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 6.03. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default.

Section 6.04. Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, except as otherwise permitted by Section 6.10, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other entity in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than valid existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Reserved.

Section 6.06. Compliance with Laws. The Borrower will, and will cause each of its Major Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), except to the extent such noncompliance would not have a Material Adverse Effect.

Section 6.07. Reserved.

Section 6.08. Inspection; Keeping of Books and Records. Subject to applicable law and third party confidentiality agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent, during the continuance of a Default or Unmatured Default, by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with their respective officers at such reasonable times and intervals as the Administrative Agent may designate but in all events upon reasonable prior notice to the Borrower’s Finance Department, Attention: Director of Investor Relations. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

Section 6.09. Existing Alliance Boots Debt; Holdco Reorganization. (a) Prior to the Existing Alliance Boots Debt Repayment, the Borrower will not, and will not permit any Subsidiary (other than Alliance Boots and its Subsidiaries) to, guarantee any Indebtedness of Alliance Boots or its Subsidiaries.

(b) To the extent the Borrower in its sole discretion seeks to refinance, renew or replace any portion of the Existing Alliance Boots Debt, the Borrower shall use reasonable efforts to refinance, renew or replace such Indebtedness for Borrowed Money with the proceeds of unsecured indebtedness incurred by the Borrower and not guaranteed by any Person other than (if Walgreens Boots Alliance is then the Borrower) Walgreens.

(c) Promptly (and in any event within 10 Business Days) after the Alliance Boots Acquisition Closing Date, if the Holdco Reorganization is not consummated on or prior to the Alliance Boots Acquisition Closing Date, Walgreens Boots Alliance will merge with and into Walgreens, with Walgreens surviving such merger.

Section 6.10. Merger. (a) The Borrower will not merge into or consolidate with any other Person, unless (i) the Person formed by such consolidation or into which the Borrower is merged shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, the Borrower’s obligations for the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of the Borrower to be performed; and (ii) immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing. For the avoidance of doubt, this Section 6.10 shall only apply to a merger or consolidation in which the Borrower is not the surviving Person.

(b) Upon any consolidation by the Borrower with or merger by the Borrower into any other Person, the successor Person formed by such consolidation or into which the Borrower is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

Section 6.11. Sale of Assets. The Borrower will not lease, sell or otherwise dispose of, or permit one or more Subsidiaries to lease, sell or otherwise dispose of, all or substantially all of the Property of the Borrower and the Subsidiaries, taken as a whole, to any Person, unless, immediately before and after giving effect thereto, no Default or Unmatured Default would exist.

Section 6.12. Liens. No Borrower will, and the Borrower will not permit any Major Subsidiary to, create or suffer to exist any Lien in, of or on any of its Property, in each case to secure or provide for the payment of any Indebtedness for Borrowed Money, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b) Liens for taxes, assessments or governmental charges or levies on its Property regardless of their delinquency or whether they can be paid without penalty provided such taxes, assessments, charges or levies do not in the aggregate at any one time exceed $10,000,000.

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(e) Utility easements, building restrictions and such other encumbrances or charges against real property as the Borrower reasonably deems necessary or desirable consistent with past practices.

(f) Precautionary Liens provided by the Borrower or Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by the Borrower or Major Subsidiary which transaction is determined by the Board of Directors of the Borrower or Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States.

(g) Liens existing on the date hereof securing Indebtedness for Borrowed Money (and the replacement, extension or renewal thereof upon or in the same property), other than Liens securing the Existing Alliance Boots Debt.

(h) Liens securing Indebtedness for Borrowed Money in an aggregate amount, immediately after giving effect to the incurrence of such Indebtedness for Borrowed Money, not to exceed the greater of (I) 15% of Total Tangible Assets and (II) the sum of (x) the amount of Existing Alliance Boots Debt outstanding at such time plus (y) $1,000,000,000 plus (z) 70% of the aggregate amount of Existing Alliance Boots Debt repaid or otherwise satisfied on and prior to such time (provided that the sum of the amounts calculated pursuant to sub-clauses (y) and (z) in this clause (II) shall not at any time exceed 15% of Total Tangible Assets).

(i) Liens on deposits, cash or cash equivalents, if any, in favor of any issuer of one or more letters of credit issued under the Revolving Credit Agreement to cash collateralize or otherwise secure the obligations of a defaulting lender to fund risk participations thereunder.

(j) Usual and customary set off rights with respect to bank accounts and brokerage accounts in the ordinary course of business.

(k) Usual and customary deposits in favor of lessors and similar deposits in the ordinary course of business.

(l) Liens existing on property of any Person acquired by the Borrower or Major Subsidiary, other than any such Lien or security interest created in contemplation of such acquisition (and the replacement, extension or renewal thereof upon or in the same property).

Section 6.13. Financial Covenant. As of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter-end date occurring after the Funding Date, the ratio of Consolidated Debt to Total Capitalization (giving effect to the Alliance Boots Acquisition (and the repayment or refinancing of Indebtedness of Walgreens, Alliance Boots and their respective Subsidiaries in connection therewith)) shall not be greater than 0.60:1:00.

Section 6.14. Sanctions. The Borrower and its Subsidiaries will not, directly or, to the knowledge of the Borrower, indirectly, (a) use the proceeds of the Loans, or (b) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, in each case, to fund any activities or business (x) of or with any individual or entity named on the most current list of Specially Designated Nationals or Blocked Persons maintained by OFAC or the U.S. Department of State, or (y) in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except in the case of (a) or (b) to the extent licensed by OFAC or otherwise permissible under U.S. law. Any Lender may elect not to benefit from the covenants set forth in this Section 6.14 by providing prior written notice of such election to the Administrative Agent and the Borrower (such Lender, a “Section 6.14 Restricted Lender”). This Section 6.14 shall only apply for the benefit of a Section 6.14 Restricted Lender to the extent that this Section 6.14 would not result in any violation of or liability under EU Regulation (EC) 2271/96 or §7 of the German Aussenwirtschaftsverordnung. In connection with any amendment, waiver, determination or direction relating this Section 6.14, the Loan of any Section 6.14 Restricted Lender will be excluded for the purpose of determining whether any consent pursuant to Section 8.02 has been obtained.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.01. Breach of Representations or Warranties. Any representation or warranty made by the Borrower to the Lenders or the Administrative Agent under this Agreement, or any certificate or information delivered in connection with this Agreement, shall be false in any material respect when made or deemed made.

Section 7.02. Failure to Make Payments When Due. Nonpayment of (a) principal of any Loan when due, or (b) interest upon any Loan, any Ticking Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

Section 7.03. Breach of Covenants. The breach by the Borrower of (a) any of the terms or provisions of Section 6.03, 6.09, 6.10, 6.11, 6.12 or 6.13 or (b) any of the other terms or provisions of this Agreement which is not remedied within thirty (30) days after the Borrower knows of the occurrence thereof.

Section 7.04. Cross Default. (a) The Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness for Borrowed Money which is outstanding in a principal amount of at least the Requisite Amount in the aggregate (but excluding Indebtedness arising hereunder) of the Borrower or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders.

(b) Any Indebtedness for Borrowed Money of the Borrower or any Major Subsidiary which is outstanding in a principal amount of at least the Requisite Amount in the aggregate shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness for Borrowed Money shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by the Borrower or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Indebtedness for Borrowed Money and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for the payment of such Indebtedness for Borrowed Money has been made in form and substance satisfactory to the Required Lenders.

(c) The Borrower or any of its Major Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

Section 7.05. Voluntary Bankruptcy; Appointment of Receiver; Etc. The Borrower or any of its Major Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.05, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.06

Section 7.06. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Borrower or any of its Major Subsidiaries, a receiver, trustee, custodian, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Major Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.05(d) shall be instituted against the Borrower or any of its Major Subsidiaries, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, in each case, for a period of sixty (60) consecutive days.

Section 7.07. Judgments. The Borrower or any of its Major Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third party insurance and as to which the insurer has not disclaimed coverage) in excess of $200,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.08. Unfunded Liabilities. (i) The aggregate Unfunded Liabilities of all Plans would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole; (ii) the present value of the unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans in the aggregate would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole; or (iii) any Reportable Event shall occur in connection with any Plan and such Reportable Event would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 7.09. Guarantees. So long as the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date, the Walgreens Guarantee shall for any reason cease (other than in accordance with the terms hereof) to be valid and binding on Walgreens, or Walgreens shall so state in writing.

Section 7.10. Other ERISA Liabilities. The Borrower, any Subsidiary or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, any Subsidiary or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 7.11. Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document for any reason other than as expressly permitted hereunder or thereunder.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.01. Acceleration, Etc. If any Default described in Section 7.05 or 7.06 occurs, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations of the Borrower shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (subject, however, to the provisions of Section 4.03) terminate or suspend (in whole or in part) the obligations of the Lenders to make Loans hereunder or declare the Obligations of the Borrower to be due and payable (in whole or in part), whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. Promptly upon any acceleration of the Obligations, the Administrative Agent will provide the Borrower with notice of such acceleration.

If, within thirty (30) days after acceleration of the maturity of the Obligations of the Borrower or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.05 or 7.06) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

Section 8.02. Amendments. Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(a) Extend the final maturity of, or any scheduled principal payment of, the Loans of any Lender or forgive all or any portion of the principal amount thereof payable to any Lender, or reduce the rate or extend the scheduled time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) payable to any Lender, without the consent of such Lender.

(b) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend Section 2.20 or the definition of “Pro Rata Share”, without the consent of all Lenders affected thereby. For the sake of clarity, the increase or addition of one or more term loans or addition of a revolving credit facility or an extension of the maturity of a portion of the term loan facility and similar modifications shall be permitted with the consent of the Required Lenders and the Lenders agreeing to participate in the new facility or to increase the amount of their commitment or extend the maturity of their Loans.

(c) Extend the Maturity Date as it applies to any Lender, or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder without the consent of such Lender.

(d) Permit the Borrower to assign its rights or obligations under this Agreement except as provided in Section 6.10 without the consent of all Lenders.

(e) Release, other than in accordance with the terms hereof, all or substantially all of the value of any guarantee of the Obligations (including the Walgreens Guarantee) or all or substantially all of the collateral, if any, securing the Obligations, without the consent of all Lenders.

(f) Reserved.

(g) Amend this Section 8.02 without the consent of all Lenders.

provided further, that (w) no amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent; (y) [reserved] and (z) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (it being specifically understood and agreed that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.03. Preservation of Rights. No delay or omission of the Lenders or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.02, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until all of the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent, any Lender or on their behalf and notwithstanding that the Administrative Agent, any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied.

Section 9.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.03. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04. Entire Agreement. The Loan Documents, together with the Fee Letters, embody the entire agreement and understanding among the Borrower, the Agents and the Lenders party thereto and supersede all prior agreements and understandings among the Borrower, the Agents and the Lenders relating to the subject matter thereof.

Section 9.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.01(d) and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 2.05(b), 9.06, 9.09 and 10.07 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06. Expenses; Indemnification. (a) Costs and Expenses. The Borrower shall reimburse (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Lead Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers or the Lenders (including the reasonable fees, charges and disbursements of one primary counsel (and to the extent reasonably determined to be necessary, one local counsel and one regulatory counsel in any applicable jurisdiction) for the Administrative Agent, the Lead Arrangers and the Lenders), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Lead Arrangers or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.05), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a dispute among two or more Lenders not arising from any act or omission of any Borrower or its Subsidiaries hereunder (but not including any such dispute that involves a Lender to the extent such Lender is acting in a different capacity (i.e., the Administrative Agent or a Lead Arranger) under any Loan Document). This Section 9.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section or the Borrower for any reason fail to indefeasibly pay or cause to be paid any amount required under subsection (b) of this Section, in each case, to be paid to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan

Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

Section 9.08. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents, the Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agents, the Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agents, the Arranger or any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from (x) the gross negligence or willful misconduct of the party from which recovery is sought or (y) such party’s material breach in bad faith of its obligations hereunder or under any other Loan Document. None of the Agents, the Arranger or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.10. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors or representatives on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any state, federal or foreign authority or examiner regulating banks or banking or otherwise purporting to have jurisdiction over it or its

Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent and the Lenders, as applicable, shall, except with respect to regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority, to the extent not prohibited by applicable law, give the Borrower reasonable notice thereof before complying therewith, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, the Fee Letters or any action or proceeding relating to this Agreement or any other Loan Document, the Fee Letters or the enforcement of rights hereunder or thereunder or the transactions contemplated hereby or thereby or enforcement hereof and thereof or the assertion of any due diligence defense, (f) subject to an agreement containing provisions substantially the same as those of this Section or other provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a source, other than the Borrower or its Affiliates, that is not to such Person’s knowledge subject to any confidentiality or fiduciary obligation to the Borrower with respect to such Information, (i) on a confidential basis, to ratings agencies if requested or required by such agencies in connection with a rating relating to the Loans hereunder; provided, however, that any such ratings agency shall be informed of the confidentiality of such information and instructed to keep such information confidential in accordance with its standard practices or (j) to the extent that such information was already in the Administrative Agent or Lender’s possession (other than as a result of the Administrative Agent or Lender, as applicable, being provided such information by or on behalf of the Borrower hereunder) or is independently developed by the Administrative Agent or Lender, as applicable.

In addition, on a confidential basis, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 9.11. Nonreliance. Each of the Lenders hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

Section 9.12. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank of America and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than Section 10.06 below, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than as provided in Section 10.06 below). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 10.04. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this

Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arranger or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 11

SETOFF

Section 11.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations of the Borrower then owing to such Lender to the extent the Obligations shall then be due; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than £1,000,000 unless each of the Administrative Agent and, so long as no Default under Sections 7.02, 7.05 or 7.06 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) in connection with any assignment on or prior to the funding of the Loans on the Funding Date, the prior written consent of the Borrower (in the Borrower’s sole discretion) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that if such an assignment is made to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender (and without the prior written consent of the Borrower in its sole discretion) and such assignee becomes a Defaulting Lender (or otherwise fails to fund its Loans on the Funding Date), the assignor shall remain responsible for the assigned Commitment in accordance with the applicable Assignment and Assumption (the “Prefunding Backstop Requirement”); provided further, that notwithstanding the foregoing, any assignment made by an Initial Lender or an Affiliate or Approved Fund of an Initial Lender, shall be subject to the prior written consent of the Borrower (in the Borrower’s sole discretion) unless such assignment is made by an Initial Lender to one of its Affiliates and the applicable Assignment and Assumption includes the Prefunding Backstop Requirement, in which case the prior written consent of the Borrower shall not be required;

(B) in connection with any assignment after the funding of the Loans on the Funding Date, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default under Sections 7.02, 7.05 or 7.06 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(C) in connection with any assignment, the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. On or prior to the funding of the Loans on the Funding Date, any Lender may, with the prior written consent of the Borrower in its reasonable discretion, sell participations to any Person (other than a natural person, Defaulting Lender or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”); provided that, other than with respect to participations granted by an Initial Lender or its Affiliate or Approved Fund (which participations shall be subject to the Borrower’s prior written consent in its sole discretion), no such consent shall be required in the case of a participation to a Lender if the Lender granting the participation shall have given prior written notice of such participation to the Borrower. After the Funding Date, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.02 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.05 unless such Participant agrees to comply with Section 3.05 as though it were a Lender (it being understood that the documentation required under Section 3.05(e) shall be delivered to the Lender who sells the participation).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.02. Dissemination of Information. The Borrower authorizes each of the Lenders to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by the Borrower pursuant to Section 6.01; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 or other provisions at least as restrictive as Section 9.10 including making the acknowledgments set forth therein.

Section 12.03. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(e).

ARTICLE 13

NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number set forth on Schedule 13.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower so long as such notices appear on their face to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE 14

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE 15

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01. Choice of Law. THE LOAN DOCUMENTS AND OBLIGATIONS OF THE PARTIES THEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER THEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 15.02. Consent to Jurisdiction. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY SUBMITS TO JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY THE BORROWER, DIRECTLY OR INDIRECTLY, IN ANY WAY ARISING

OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.

EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY AGREES FURTHER THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.01 AND AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.03. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.04. U.S. Patriot Act Notice. Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the U.S. Patriot Act. The

Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

Section 15.05. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.06. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE 16

RESERVED

ARTICLE 17

WALGREENS GUARANTY

Section 17.01. Walgreens Guaranty. Walgreens hereby guarantees (the undertaking of Walgreens contained in this Article 17 being the “Walgreens Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Walgreens Boots Alliance now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise, which Obligations shall include such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Walgreens or Walgreens Boots Alliance under any Debtor Relief Laws, and shall include interest that accrues after the commencement of any proceeding under any Debtor Relief Laws (such obligations, collectively, being the “WBA Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Walgreens Guarantee. The Walgreens Guarantee is a guaranty of payment and not of collection. Walgreens agrees that, as between Walgreens and the Administrative Agent, the WBA Obligations may be declared to be due and payable for purposes of the Walgreens Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards Walgreens Boots Alliance and that in the event of a declaration or attempted declaration, the WBA Obligations shall immediately become due and payable by Walgreens for purposes of the Walgreens Guarantee.

Section 17.02. Guaranty Absolute. Walgreens guarantees that the WBA Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Walgreens under the Walgreens Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement, any WBA Obligations or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the WBA Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the WBA Obligations;

(d) any law or regulation of any jurisdiction or any other event affecting any term of a WBA Obligation; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Walgreens or Walgreens Boots Alliance.

The Walgreens Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the WBA Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 17.03. Waivers.

(a) Walgreens hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the WBA Obligations and the Walgreens Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Walgreens Boots Alliance or any other Person or any collateral.

(b) Walgreens hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Walgreens Boots Alliance that arise from the existence, payment, performance or enforcement of the obligations of Walgreens under the Walgreens Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against Walgreens Boots Alliance or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Walgreens Boots Alliance, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Walgreens in violation of the preceding sentence at any time prior to the later of the payment in full of the WBA Obligations and all other amounts payable under the Walgreens Guarantee and the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the WBA Obligations and all other amounts payable under the Walgreens Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and the Walgreens Guarantee, or to be held as collateral for any WBA Obligations or other amounts payable under the Walgreens Guarantee thereafter arising. Walgreens acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Walgreens Guarantee and that the waiver set forth in this Section 17.03(b) is knowingly made in contemplation of such benefits.

Section 17.04. Termination. The Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, if (a) the Holdco Reorganization is not consummated on or prior to the Alliance Boots Acquisition Closing Date or (b)(i) the aggregate outstanding principal amount of Capital Markets Indebtedness, including the Existing Notes and Commercial Bank Indebtedness, in each case, of Walgreens is less than $2,000,000,000 and (ii) Walgreens does not guarantee any Capital Markets Indebtedness or Commercial Bank Indebtedness, in each case, of Walgreens Boots Alliance. Once released in accordance with its terms, the Walgreens Guarantee will not subsequently be required to be reinstated for any reason.

Section 17.05. Continuing Guaranty. Subject to Section 17.04, the Walgreens Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the WBA Obligations (including any and all WBA Obligations which remain outstanding after the Maturity Date) and all other amounts payable under the Walgreens Guarantee, (ii) be binding upon each of Walgreens and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WALGREEN CO.

/s/ Jason Dubinsky
Name:	Jason Dubinsky
Title:	Treasurer

WALGREENS BOOTS ALLIANCE, INC.

Name:	Timothy R. McLevish
Title:	Treasurer

[Signature Page to Term Loan Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WALGREEN CO.

Name:	Jason Dubinsky
Title:	Treasurer

WALGREENS BOOTS ALLIANCE, INC.

/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Treasurer

[Signature Page to Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as
Administrative Agent and a Lender

By:	/s/ J. Casey Cosgrove

Name:	J. Casey Cosgrove
Title:	Director

[Signature Page to Term Loan Credit Agreement]

HSBC BANK plc, as a Lender

By:	/s/ GUY JOLLY
Name:	GUY JOLLY
Title:	VICE PRESIDENT

[Signature Page to Term Loan Credit Agreement]

Deutsche Bank Luxembourg S.A.,
as a Lender

By:	/s/ BELHOSTE	/s/ A. BREYER-SIMSKI
Name:	BELHOSTE	A. BREYER-SIMSKI
Title:

[Signature Page to Term Loan Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Brendan Korb
Name:	Brendan Korb
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
Name:	Sherrese Clarke
Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Peter R. Martinets
Name:	Peter R. Martinets
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, LTD.
as a Lender

By:	/s/ Mark Maloney
Name:	Mark Maloney
Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

The Royal Bank of Scotland Finance (Ireland), as a Lender

By:	/s/ L. O’Connell
Name:	L. O’Connell
Title:	Director

By:	/s/ R. Neville
Name:	R. Neville
Title:	Director

[Signature Page to Term Loan Credit Agreement]

SOCIETE GENERALE, as a Lender

By:	/s/ Alexandre Huet
Name:	Alexandre Huet
Title:	Head of Strategic and Acquisition Finance

[Signature Page to Term Loan Credit Agreement]

UniCredit Bank AG, London Branch,
as a Lender

By:	/s/ David Vials
Name:	David Vials
Title:	Managing Director

By:	/s/ L. STEPANEK
Name:	L. STEPANEK
Title:	A.D. UniCredit Group

[Signature Page to Term Loan Credit Agreement]

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Frances W. Josephic
Name:	Frances W. Josephic
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

Fifth Third Bank, as a Lender

By:	/s/ Daniel J. Clarke, Jr.
Name:	Daniel J. Clarke, Jr.
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

Intesa Sanpaolo S.p.A., New York Branch, as a Lender

By:	/s/ William S. Denton
Name:	William S. Denton
Title:	Global Relationship Manager

By:	/s/ Glen Binder
Name:	Glen Binder
Title:	Senior Relationship Manager

[Signature Page to Term Loan Credit Agreement]

Lloyds Bank plc, as a Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assistant Vice President – G011

By:	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President – P003

[Signature Page to Term Loan Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ John Malloy
Name:	John Malloy
Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

THE NORTHERN TRUST COMPANY as a Lender

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

SANTANDER BANK, N.A., as a Lender

By:	/s/ PEDRO BELL ASTORZA
Name:	PEDRO BELL ASTORZA
Title:	Senior Banker – Corporate Banking

[Signature Page to Term Loan Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ Richard C. Wilson
Name:	Richard C. Wilson
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

PRICING SCHEDULE

TO TERM LOAN CREDIT AGREEMENT

Index Debt Rating (Moody’s or S&P)	Applicable Margin for Loans
Rating Category 1: ≥ A- / A3	0.700%
Rating Category 2: BBB+ / Baa1	0.800%
Rating Category 3: BBB / Baa2	0.900%
Rating Category 4: BBB- / Baa3	1.000%
Rating Category 5: ≤ BB+ / Ba1	1.200%

For purposes of the foregoing, “Index Debt” means senior, unsecured, long-term Indebtedness for Borrowed Money of the Borrower that is not guaranteed by any other person or subject to any other credit enhancement (other than, if applicable, the Walgreens Guarantee). If (i) either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Rating Category 5; (ii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Rating Categories, the Applicable Margin shall be based on the higher of the two ratings, and (iii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

COMMITMENT SCHEDULE

TO TERM LOAN CREDIT AGREEMENT

[ON FILE WITH ADMINISTRATIVE AGENT]

Schedule 13.01

CERTAIN ADDRESSES FOR NOTICES

1.	Address of the Borrower:

Attention: Dan Morrell

108 Wilmot Road

Deerfield, IL 60015

Phone: 847-315-2278

Fax: 847-315-3993

dan.morrell@walgreens.com

With a copy to:

Attention: Joseph Greenberg

104 Wilmot Road

Deerfield, IL 60015

Phone: 847-315-8204

Fax: 847-315-4464

joseph.greenberg@walgreens.com

2.	Address for the Administrative Agent:

DAILY OPERATIONS CONTACT:

David Cochran

Phone: 980-386-8201

Fax: 704-719-5440

David.A.Cochran@BAML.com

LOAN CLOSER CONTACT:

Tammy Reed

Phone: 980-388-1108

Tammy.Reed@BAML.com

MAILING ADDRESS

Bank of America

Mail Code: NC1-001-05-46

One Independence Center

101 N. Tryon St.

Charlotte, NC, 28255-000

3.	Wiring Instructions for the Administrative Agent

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366212250600

Acct Name: Corporate Credit Services

Ref: WALGREEN CO.

EUR PAYMENT INSTRUCTIONS:

Bank of America London

SWIFT BOFAGB22

ACCOUNT NUMBER 96272019

IBAN GB63BOFA16505096272019

ATTN GRAND CAYMAN UNIT #1207

REF: WALGREEN CO.

GBP PAYMENT INSTRUCTIONS:

Bank of America London

SWIFT BOFAGB22

ACCOUNT NUMBER 96272027

IBAN GB41BOFA16505096272027

ATTN GRAND CAYMAN UNIT #1207

REF: WALGREEN CO.

SWISS FRANC PAYMENT INSTRUCTIONS:

Bank of America London Re Switzerland

SWIFT BOFAGB3SSWI

ACCOUNT NUMBER CH9308726000091207013

ATTN: GRAND CAYMAN UNIT #1207

REF: WALGREEN CO.

YEN PAYMENT INSTRUCTIONS:

Bank of America Tokyo

SWIFT BOFAJPJX

ACCOUNT NUMBER 96272011

ATTN: GRAND CAYMAN UNIT #1207

REF: WALGREEN CO.

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